UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 27, 2012 (November 20, 2012)

HDS INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53949
(Commission File No.)

10 Dorrance Street
Suite 700
Providence, RI   02903
(Address of principal executive offices and Zip Code)

(401) 400-0028
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 26, 2012, we entered into a settlement agreement and general release (the “Restructuring Agreement”) with holders of convertible drawdown promissory notes (the "Notes") issued on June 29, 2012.  Under the terms of the Notes, $60,000 was lent to us on June 29, 2012 with $90,000 to be lent to us on or before August 3, 2012.  The note holders failed to make the second loan of $90,000 to us and were in default under the Notes.  Under the Restructuring Agreement, we have resolved and settled any and all disputes and claims arising from the Notes; the Notes and any interest accrued there under was cancelled, set aside, and held for naught; and the amount due the note holders was converted to 17,142,858 restricted shares of our common stock.

ITEM 1.02             TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The convertible drawdown promissory notes issued on or about June 29, 2012 and referred to in Items 1.01 and 2.03 of our Form 8-K filed with the SEC on July 3, 2012 were terminated on November 26, 2012.

ITEM 3.02             UNREGISTERED SALE OF EQUITY SECURITIES

On November 20, 2012 we sold 10,000,000 restricted shares of our common stock to three individuals and received $35,000.00 therefore.  The sales were made pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933, as amended.

ITEM 7.01             REGULATION FD DISCLOSURE.

We today announced that we have completed a private placement financing and entered into a separate debt restructuring agreement.

ITEM 9.01             EXHIBITS.

Exhibit	Document Description

99.1	Press Release – November 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 27th day of November, 2012.

HDS INTERNATIONAL CORP.

BY:	TASSOS RECACHINAS
Tassos Recachinas
President